Exhibit 10.1

SERVICE AGREEMENT

BETWEEN

CIBA-GEIGY PLC (“the Company”)

AND

MR. W HUNT (“the Employee”)

The Company and the Employee agree as follows:

1.     THE Employee shall be employed by and shall serve the Company as Managing Director, Ciba-Geigy Plastics or in such other capacity as shall be mutually agreed.

2.     THIS Agreement shall come into operation on the 1st October 1990 and shall remain in force until terminated by either party by twelve months notice in writing to the other expiring on or at any time after the 30th September 1991, unless terminated earlier in accordance with the disciplinary procedures contained in the Staff Conditions of Employment.

3.

(a)           The Employee shall receive an annual salary at the rate of £77,000 or at such higher rate as may be notified to the Employee by the Company or as may from time to time be agreed by the parties.

(b)           Except in the events specified below the Employee shall be paid, in addition to his annual salary, a bonus equal to 4 percent of the Employee’s basic monthly salary at the date of payment multiplied by the number of full months service with the Company completed by the Employee in the year in respect of which payment is made.  The bonus shall be due on the last pay day before Christmas Day or, if the Employee should leave earlier, on the last pay day prior to the date of leaving.

It is expressly agreed that no bonus shall be due to the Employee in the following events:

(i)            if the Employee is dismissed for any reason which would constitute grounds for fair dismissal at law;

(ii)           if the Employee voluntarily leaves the Company’s employment and fails to give the Company the amount of notice specified in Clause 2 before doing so.

(c)           The Company shall review the performance of the Employee in the month of December in each year.  If it is satisfied on such review that the Employee’s performance merits special recognition, it may at its discretion in addition to any salary adjustment pay to the Employee a performance bonus.  Any such payment shall be made on the pay day for the month of January in the following year.

(d)           The Company shall make a company car available to the Employee.  The type of car and the conditions on which the car is made available to the Employee shall be governed by the Company Car Policy for the time being in force.

4.     DURING the period of his employment the Employee:

(a)           shall devote his attention to the business of the Company and shall not, without the consent of the Company, be directly engaged, concerned or interested (otherwise than as a stock or shareholder in a public limited company) in any other business or employment whatsoever;

(b)           shall use his best endeavors to improve and extend the business of the Company and in this connection shall give all reasonable assistance to the Directors and Managers of the Company in whatever direction the same may properly be required;

(c)           shall discharge his duties diligently and according to the best of his skill, and shall obey and observe all lawful orders given to him by any Director of the Company or any other person authorized in that behalf.

5.     EXCEPT to the extent necessary for the discharge of his duties under this Agreement or unless required to do so by law the Employee shall not during his employment or at any time thereafter disclose to any person any information relating to the business of the CIBA-GEIGY Group comprising CIBA-GEIGY AG and any company which it controls directly or indirectly (hereinafter referred to as “the Group”) or of any of its members or to the conduct or management of such business and in particular (but without limiting the general nature of this obligation) shall not disclose to any person:

(a)           the name or address of any customer of a member of the Group;

(b)           the price at which a member of the Group sells or purchases any product or service;

(c)           any trade secret or other information of any kind whatsoever relating to the products, processes, machinery, appliances or apparatus manufactured, sold, used or devised by any member of the Group; or

(d)           any information disclosed in confidence to any member of the Group by a third party.

6.     THE Employee shall not at any time except as is necessary for the purposes of his employment use, adopt or employ or be a party to the use, adoption or employment of any information obtained or acquired by him during his employment relating to:

(a)           any processes, methods, formulae, drawings, recipes, appliances, machinery, apparatus or plant belonging to any member of the Group;

(b)           the results of any investigations or experiments made by a member of the Group or by its predecessors in business or by any person by or under the order or direction or for the benefit of any such member or its predecessors other than information accessible to the general public otherwise than through default by the Employee; and

(c)           any information disclosed in confidence to any member of the Group by a third party.

7.     IF the Employee, either alone or jointly with others, should during his employment make any discovery or invention (whether patentable or not), develop any process or create any design relating or applicable to the business of any member of the Group or should acquire any such discovery, invention or design or rights therein in the course of his employment, his entire share therein shall automatically become the property of the Company, and he shall at the request and expense of the Company execute all such documents and do all such things as are necessary or in the Company’s opinion desirable to vest the same in the Company and to enable the Company or its nominees to obtain Letters Patent for the same, or such other form of protection as may be appropriate in any country of the world.

8.     THE Company may not terminate the employment of the Employee except in accordance with the “Termination of Employment” provisions of the Staff Conditions of Employment.

9.

(a)           The Employee shall not at any time within two years after the termination of his employment with the Company (however that may come about) or within such shorter period as may be notified to the Employee by the Company in writing at any time (hereinafter referred to as “the Period of Restriction”) carry on or be engaged, concerned or interested (otherwise than as a stock or shareholder in any public limited company) whether alone or jointly with others and whether as principal, servant or agent in any trade or business in the United Kingdom in which those trade secrets and/or confidential information of the company:

(i)            which are likely to have come into the possession of the Employee during his employment with the Company; and

(ii)           the disclosure of which the Company is entitled to restrain could be exploited to the detriment of the Company.

(b)           It is further severally and independently agreed that the Employee shall not during the Period of Restriction either on his own account or for any other person, firm or company solicit or seek to obtain orders in respect of any goods (being goods of a type and nature similar to those dealt in by any Company within the Group by whom the Employee has been employed) from any person, firm or company within the United Kingdom who or which was at any time during the last 12 months of the Employee’s service with the Company a customer of the Company for such goods.

10.   WITH a view to minimizing so far as possible any hardship to the Employee which might be occasioned by the restrictions set out in the last preceding Clause and in consideration of the Employee’s acceptance of the provisions of such Clause the Company will for the Period of Restriction and subject as hereinafter provided pay to the Employee monthly in arrear a sum equivalent to the monthly salary of the Employee at the date of termination of his employment PROVIDED ALWAYS that this sum shall not be payable if the Company before or on the termination of his employment shall by notice in writing to the Employee release him from such restrictions and PROVIDED ALSO that the said sum shall cease to be payable:

(a)           on the death of the Employee;

(b)           six calendar months after service by the Company on the Employee of notice in writing releasing the Employee from the said restrictions; or

(c)           at the option of the Company if after the termination of his employment the Employee shall break or fail to observe any agreement or stipulation contained in this Agreement and is still binding on him.

AND IT IS FURTHER PROVIDED that the amount the Employee shall be entitled to receive from the Company under this Clause shall be reduced by the amount of any payment made in lieu of notice or any pension or other periodic payment made to the Employee either by the Company or out of any pension fund established by the Company while the said restrictions are in force, and by the amount of any remuneration (including commission, bonuses and like payments, if any,) receivable by the Employee in respect of any other employment whether or not with the Company, for the period during which the said restrictions are in force notwithstanding that payment may not be made until the said period has expired.

11.   ALL books, letters, papers and records relating to the Company’s business (including trade catalogues, pricelists, pattern cards and lists of customers) in the possession of the Employee shall be the exclusive property of the Company and shall be returned to the Company on the termination of the employment.  The Employee shall on demand whether before or after the termination of his employment furnish to the Directors of the Company or any person or persons appointed by them such information regarding the customers of the Company as they may require.

12.

(a)           Reference in this Agreement to the Staff Conditions of Employment shall mean the Staff Conditions of Employment of the Company for the time being in force.

(b)           The Staff Conditions of Employment shall apply to this Agreement as though set out in full except to the extent that they are inconsistent with the terms of this Agreement.

13.   ANY notice required or authorized to be served under the terms of this Agreement shall be sufficiently served on the Employee if given to him or left at or sent by recorded delivery post to his last known residence in the United Kingdom and shall be sufficiently served on the Company if delivered personally to the Employee’s superior or left with or sent by recorded delivery post addressed to the Managing Director of the Company or of the Division in which the Employee was employed at the Headquarters of the Company or of the Division as the case may be.  Any notice sent by post shall be deemed to have been delivered when it would normally have been delivered in due course of post.

DATED:  29/8,  1990

Signed for and on behalf of the Company	)	/s/ J. S. Fraser
J. S. Fraser
Chairman and Chief Executive Officer

Signed by the Employee	)	/s/ William Hunt
William Hunt